EXHIBIT 4(c)

SECOND AMENDMENT TO AMENDED AND RESTATED LETTER AGREEMENT

          THIS SECOND AMENDMENT TO AMENDED AND RESTATED LETTER AGREEMENT, dated as of March 30, 2000 (this "Amendment"), is between HASTINGS MANUFACTURING COMPANY, a Michigan corporation (the "Company"), and BANK ONE, MICHIGAN, a Michigan banking corporation, formerly known as NBD Bank (the "Bank").

RECITALS

          A.          The Company and the Bank are parties to an Amended and Restated Letter Agreement dated as of August 28, 1998, as amended by the First Amendment to Amended and Restated Letter Agreement, dated as of November 11, 1999 (as now and hereafter amended, the "Letter Agreement") pursuant to which the Bank agreed, subject to the terms and conditions thereof, to extend credit to the Company in a term loan in the original principal amount of $6,600,000 and a Credit Authorization in a maximum aggregate principal amount of $3,000,000.

          B.          The parties now desire to amend certain terms and provisions of the Letter Agreement as set forth herein.

TERMS

          In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.    AMENDMENTS. Effective upon the date that the conditions of effectiveness set forth in Article III of this Amendment are satisfied, which date (the "Amendment Date") shall be determined by the Bank in its sole discretion, the Letter Agreement is amended as follows:

          1.1          The definitions of the terms "Applicable Margin," "Debt Service Coverage Ratio," "Maturity Date A," "Maximum Amount" and "Tangible Net Worth" in Section 1 are amended and restated in their entirety, respectively, as follows:

          "Applicable Margin" shall mean, with the respect to any Eurodollar Rate Loan, Floating Rate Loan, commitment fees payable under paragraph 4 or standby letter of credit fees payable pursuant to paragraph 3(d), as the case may be, the applicable margin set forth in the table below based on the Net Funded Debt Ratio and the ratio of Total Liabilities to Tangible Net Worth, as adjusted on the first day of each fiscal quarter based on each such ratio as of the last day of the fiscal quarter immediately preceding such fiscal quarter, provided that the Applicable Margin in effect on the first day of any Eurodollar Interest Period for any Eurodollar Rate Loan shall remain in effect for the entire Eurodollar Interest Period and, notwithstanding anything herein to the contrary, upon or during the continuance of any Event of Default the Applicable Margin shall be based on the highest possible Applicable Margin described in the table below, regardless of the Net Funded Debt Ratio or the ratio of Total Liabilities to Tangible Net Worth:

			Applicable Margin		Other Fees
Net Funded Debt to EBITDA		Total Liabilities to Tangible Net Worth	Prime	LIBOR	Commitment Fee	Standby Letter of Credit Commission
>2.50:1.00	or	>2.00:1.00	0 b.p.	225 b.p.	37.5 b.p.	225 b.p.
>2.00:1.00	or	>1.75:1.00	0 b.p.	225 b.p.	35 b.p.	225 b.p.
>1.25:1.00	or	>1.50:1.00	0 b.p.	175 b.p.	30 b.p.	175 b.p.
<1.25:1.00	and	<1.50:1.00	0 b.p.	150 b.p.	25 b.p.	150 b.p.

          "Debt Service Coverage Ratio" shall mean, as of any date, the ratio of (a) the remainder of (i) EBITDA less (ii) depreciation expense for the period of four consecutive fiscal quarters then ended, to (b) the sum of (i) Interest Expense for such period plus (ii) the Current Portion-Net Funded Debt as of such date all determined for the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

          "Maturity Date A" shall mean the earlier to occur of (a) September 30, 2002, and (b) the date on which the Advances shall be due and payable pursuant to paragraph 13 of this Agreement.

          "Maximum Amount" shall mean the maximum amount of the Advances that may be made hereunder pursuant to paragraph 2(a), which shall be $3,500,000 as such amount may be amended from time to time.

          "Tangible Net Worth" of any person shall mean, as of any date, (a) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such person and the amount of any foreign currency translation adjustment account shown as a capital account of such person, less (b) the net book value of all items of the following character which are included in the assets of such person: (i) goodwill, including without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) deferred charges, (vii) franchises, licenses and permits, and (viii) other assets which are deemed intangible assets under generally accepted accounting principles, but not deferred taxes.

          1.2          The definition of the term "Funded Debt Ratio" in Section 1 is deleted in its entirety.

          1.3          The following definitions of the terms "Current Portion-Net Funded Debt," "Net Funded Debt," "Net Funded Debt Ratio," "Rate Management Transaction," "Security Agreements" and "Security Documents" are added to Section 1 in alphabetical order:

          "Current Portion-Net Funded Debt" of any person, as of any date, shall mean that portion of Net Funded Debt which is scheduled to come due within one year of such date.

          "Net Funded Debt" of any person, as of any date, shall mean the remainder of (a) Funded Debt of such person, less (b) cash on hand of such person.

          "Net Funded Debt Ratio" shall mean, as of any date, the ratio of (a) Net Funded Debt as of such date to (b) EBITDA for period of four consecutive fiscal quarters then ended, determined for the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

          "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Company or any Subsidiary of the Company and the Bank which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

          "Security Agreements" shall mean each security agreement entered into by the Company and the Guarantors for the benefit of the Bank pursuant to this Agreement in substantially the form of Exhibit D hereto, as amended or modified from time to time.

          "Security Documents" shall mean, collectively, the Security Agreements and the Guaranties and all other related agreements and documents, including financing statements and similar documents, delivered pursuant to this Agreement or otherwise entered into by any person to secure the Advances.

          1.4          The second sentence of Section 2(b) of the Letter Agreement shall be amended and restated as follows:

          The Term Loan shall be evidenced by the Term Note, and, unless earlier payment is required under this Agreement, shall be payable in six consecutive quarterly principal payments of $330,000, plus interest (at the Negotiated Rate, the Eurodollar Rate or the Floating Rate, as elected by the Company hereunder and during such periods as may be permitted hereunder, and after maturity, whether by demand or otherwise on demand at the Overdue Rate, the "Applicable Rate"), followed by four consecutive quarterly principal payments of $240,000, plus interest (at the Applicable Rate), followed by four consecutive quarterly principal payments of $275,000, plus interest (at the Applicable Rate), followed by eight consecutive quarterly principal payments of $320,000, plus interest (at the Applicable Rate).

          1.5          The following Section 8(aa) is added immediately following Section 8 of the Letter Agreement:

          8(aa).    Security and Collateral. To secure the payment when due of the Revolving Credit Note and the Term Note and all other obligations of the Company under this Agreement to the Bank, the Company shall execute and deliver, or cause to be executed and delivered, to the Bank Security Documents granting the following:

          (a)          Security interests in all present and future accounts, chattel paper, inventory, machinery and equipment, fixtures, general intangibles and all other personal property of the Company.

          (b)          Guaranties of all Subsidiaries of the Company.

          (c)          Security interests in all present and future accounts, chattel paper, inventory, machinery and equipment, fixtures, general intangibles and all other personal property of the Guarantors.

          (d)          All other security and collateral described in the Security Documents.

          1.6          Subsections (f) and (g) are added to the end of Section 9 of the Letter Agreement as follows:

          (f)          Additional Security and Collateral. Promptly (i) execute and deliver and cause each Subsidiary of the Company and any of the Guarantors to execute and deliver, additional Security Documents, within 30 days after request therefor by the Bank, sufficient to grant to the Bank liens and security interests in any after acquired property of the type described in Section 8(aa), and (ii) cause each person becoming a Subsidiary of the Company or any of the Guarantors from time to time to execute and deliver to the Bank, within 30 days after such person becomes a Subsidiary, a Guaranty and other Security Documents, together with other related documents described in Section 8, sufficient to grant to the Bank liens and security interests in all collateral of the type described in Section 8(aa). The Company shall notify the Bank, within 10 days after the occurrence thereof, of the acquisition of any property by the Company or any Guarantor that is not subject to the existing Security Documents, any person's becoming a Subsidiary and any other event or condition that may require additional action of any nature in order to preserve the effectiveness and perfected status of the liens and security interests of the Bank with respect to such property pursuant to the Security Documents.

          (g)          Further Assurances. Will, and will cause each Guarantor to, execute and deliver within 30 days after request therefor by the Bank, all further instruments and documents and take all further action that may be necessary or desirable, or that the Bank may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Bank under, this Agreement, the Revolving Credit Note, the Term Note and the Security Documents, including without limitation causing each lessor of real property to the Company, the Guarantor or any of their respective Subsidiaries to execute and deliver to the Bank, prior to or upon the commencement of any tenancy, an agreement in form and substance acceptable to the Bank duly executed on behalf of such lessor waiving any distraint, lien and similar rights with respect to any property subject to the Security Documents and agreeing to permit the Bank to enter such premises in connection therewith.

          1.7          Section 10(a), (b) and (c) of the Letter Agreement shall be amended and restated, respectively, as follows:

          (a)          Net Funded Debt Ratio. Permit or suffer the Net Funded Debt Ratio of the Company and its Subsidiaries to be greater than: (i) 2.95 to 1.00 until June 29, 2000, or (ii) 2.75 to 1.00 from and including June 30, 2000 to December 30, 2000, or (iii) 2.25 to 1.00 from and including December 31, 2000 to December 30, 2001, or (iv) 1.75 to 1.00 on December 31, 2001 and thereafter.

          (b)          Debt Service Coverage Ratio. Permit or suffer the Debt Service Coverage Ratio of the Company and its Subsidiaries to be less than (i) 0.75 to 1.00 until September 29, 2000, (ii) 1.00 to 1.00 from and including September 30, 2000 to December 30, 2000, (iii) 1.20 to 1.00 from and including December 31, 2000 to December 30, 2001, and (iv) 1.30 to 1.00 on December 31, 2001 and thereafter.

          (c)          Total Liabilities to Tangible Net Worth. Permit or suffer the ratio of the consolidated Total Liabilities of the Company and its Subsidiaries to the consolidated Tangible Net Worth of the Company and its Subsidiaries to be greater than (i) 2.10 to 1.00 until December 30, 2000, (ii) 2.00 to1.00 from and including December 31, 2000 to December 30, 2001, and (iii) 1.75 to 1.00 on December 31, 2001 and thereafter.

          1.8          Section 10(h) of the Letter Agreement is amended and restated in its entirety as follows:

          (h)          Dividends and Other Restricted Payments. Make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock other than such dividends, payments or other distributions to the extent payable solely in shares of the capital stock of the Company, provided, however, that, if no Default or Event of Default shall exist or shall have occurred and be continuing, the Company may (i) repurchase 100,000 shares of the Company's common stock as approved by the Board of Directors of the Company at the regular meeting of the Board of Directors on February 8, 2000, provided that such repurchase is completed by August 31, 2000 and (ii) make, pay, declare or authorize dividends, payments and other such distributions made after January 1, 2000 which, in the aggregate (excluding the repurchase allowed under clause (i) above), do not exceed the sum of (A) $1,000,000 at any time plus (B) fifty percent (50%) of the Cumulative Net Income of the Company and its Subsidiaries commencing January 1, 2000. For purposes of this paragraph 10(h), "capital stock" shall include capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities.

          1.9          The portion of the first sentence the last paragraph of Section 10 of the Letter Agreement, from the words "For purposes of " through the words "provided, however, that" shall be amended and restated as follows:

          For purposes of this paragraph 10 and the determination of the Applicable Margin from time to time, the financial covenants and ratios, and the related defined terms, shall be determined in accordance with generally accepted accounting principles; provided, however, that

          1.10          The following subsection (k) is added to the end of Section 11 of the Letter Agreement as follows:

          (k)          (i) Each of the Company and the Guarantors has all requisite corporate power to execute and deliver the Security Documents to which it is a party and to engage in the transactions contemplated by this Agreement; (ii) the execution, delivery and performance by each of the Company and the Guarantors of the

Security Documents to which it is a party have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's or any Guarantor's charter or by-laws, or of any contract or undertaking to which the Company or any Guarantor is a party or by which the Company or any Guarantor or any of its property may be bound or affected and will not result in the imposition of any Lien on any of its property or of any of its Subsidiaries except for Permitted Liens; (iii) the Security Documents to which each of the Company and the Guarantors is a party when delivered hereunder will be, legal, valid and binding obligations of the Company and each such Guarantor enforceable against the Company and each such Guarantor in accordance with their respective terms; and (iv) no consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor, lessor or stockholder of the Company, any Guarantor or any of their respective Subsidiaries, is required on the part of the Company or any Guarantor in connection with the execution, delivery and performance of the Security Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of any of the Security Documents.

          1.11          The following subsections (k), (1) and (m) are added to the end of Section 13 of the Letter Agreement as follows:

          (k)          Any representation or warranty made by the Company or any Guarantor in any Security Document or any other certificate, report, financial statement or other document furnished by or on behalf of the Company or any Guarantor in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made; or

          (l)          The Company or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in any Security Document, and any such failure shall remain unremedied for 15 calendar days after notice thereof shall have been given to the Company or any Guarantor by the Bank (or such longer or shorter period of time as may be specified in such Security Document); or

          (m)          Any event of default described in any Security Document shall have occurred and be continuing, or any material provision of any Security Document shall at any time for any reason cease to be valid and binding and enforceable against any obligor thereunder, or the validity, binding effect or enforceability thereof shall be contested by any person, or any obligor, shall deny that it has any or further liability or obligation thereunder, or any material provision thereof shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Bank the benefits purported to be created thereby.

          1.12          Exhibit A annexed to the Letter Agreement is deleted in its entirety and Exhibit A annexed to this Amendment shall be deemed substituted in place thereof. The Company shall execute and deliver to the Bank a replacement master promissory note in the form of Exhibit A annexed to this Amendment (the "Replacement Revolving Credit Note") to be exchanged for the existing Revolving Credit Note issued by the Company to the Bank under the Letter Agreement (the "Existing Revolving Credit Note"). On the Amendment Date, the principal balance of the Existing Revolving Credit Note, as welt as all other information which has been endorsed on the books and records of the Bank with respect to the Existing Revolving Credit Note, shall be endorsed on the books and records of the Bank with respect to the Replacement Revolving Credit Note. The execution and delivery by the Company of the Replacement Revolving Credit Note shall not in any circumstances be deemed a novation or to have terminated, extinguished or discharged the Company's indebtedness evidenced by the Existing Revolving Credit Note, all of which indebtedness shall continue under and be evidenced and governed by the Replacement Revolving Credit Note and the Letter Agreement, as amended, and the Bank shall be entitled to all of the benefits of the Security Documents with respect to the entire indebtedness evidenced by the Replacement Revolving Credit Note.

          1.13          Exhibit C annexed to the Letter Agreement is deleted in its entirety and Exhibit C annexed to this Amendment shall be substituted in place thereof.

          1.14          The form of Security Agreement annexed hereto as Exhibit D is deemed annexed to the Letter Agreement as Exhibit D thereto.

          1.15          The form of Guarantor Security Agreement annexed hereto as Exhibit E is deemed annexed to the Letter Agreement as Exhibit E thereto.

ARTICLE II.    REPRESENTATIONS. The Company represents and warrants to the Bank that:

          2.1          The execution, delivery and performance of this Amendment and the Replacement Revolving Credit Note (as defined above), as applicable, are within its powers, have been duly authorized and are not in contravention with any law, of the terms of its Articles of Incorporation or By-laws, or any material undertaking to which it is a party or by which it is bound.

          2.2          This Amendment and, as applicable, the Replacement Revolving Credit Note are legal, valid and binding obligations of the Company enforceable against it in accordance with the respective terms hereof

          2.3          After giving effect to the amendments herein contained, the representations and warranties contained in Section 11 of the Letter Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, provided, that, the representations and warranties contained in Section 11(f) of the Letter Agreement shall be deemed to have been made with respect to the financial statements most recently delivered pursuant to Section 9(d) of the Letter Agreement.

          2.4          Except as waived by the Bank in Section 4.1 of the First Amendment to Amended and Restated Letter Agreement dated as of November 11, 1999, no Event of Default or event or condition which, with notice or lapse of time or both could become such an Event of Default exists or has occurred and is continuing on the date hereof.

ARTICLE III.    CONDITIONS OF EFFECTIVENESS. This Amendment shall not become effective until each of the following has been satisfied:

          3.1          Copies of resolutions adopted by the Board of Directors of the Company and its Subsidiaries, if any, certified by an officer of the Company as being true and correct and in full force and effect without amendment as of the date hereof, authorizing the Company and such Subsidiaries to enter into this Amendment and any other documents or agreements executed pursuant hereto, if any, shall have been delivered to the Bank.

          3.2          This Amendment shall be signed by the Company and the Bank.

          3.3          The Company shall have executed the Replacement Revolving Credit Note.

          3.4          The Company shall have executed a Security Agreement and the Guarantors shall have executed the Guaranties and the other Security Documents granting to the Bank the collateral and security intended to be provided pursuant to Section 8(aa) of the Letter Agreement, together with (i) evidence of the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as the Bank may deem necessary or appropriate with respect to the Security Documents, including the filing of financing statements and similar documents which the Bank may deem necessary or appropriate to create, preserve or perfect the liens, security interests and other rights intended to be granted to the Bank thereunder, together with Uniform Commercial Code record searches in such offices as the Bank may request; (ii) a schedule setting forth all real property leased by the Company and each Guarantor, together with copies of the related leases, certified as true and correct as of the Amendment Date by a duly authorized officer of the Company, and an agreement of each landlord under such leases, in form and substance acceptable to the Bank, waiving its distraint, lien and similar rights with respect to any property subject to the Security Documents and agreeing to permit the Bank to enter such premises in connection therewith; (iii) evidence that the casualty and other insurance required pursuant to Section 9(c) of the Letter Agreement and required under the Security Documents, if any, is in full force and effect; (iv) the favorable written opinion of Warner, Norcross & Judd, LLP, general counsel for the Company and Lang Michener, counsel for each Guarantor, with respect to such matters as the Bank may reasonably request; and (v) copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Company or any Guarantor in connection with the execution, delivery and performance of this Amendment, the Replacement Revolving Credit Note, the Security Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Amendment, the Replacement Revolving Credit Note or any of the Security Documents, certified as true and correct and in full force and effect as of the Amendment Date by a duly authorized officer of the Company, or, if none is required, a certificate of such officer to that effect.

          3.5          The Company shall have paid the closing fee of $7,500 to the Bank.

          3.6          The Bank shall receive such other documents and agreements and the Company shall satisfy such other conditions and complete such other matters as the Bank may reasonably request.

ARTICLE IV.    MISCELLANEOUS.

          4.1          References in the Letter Agreement to "this Agreement" and references in any note, certificate, instrument or other document to the "Letter Agreement" or "Authorization Agreement" or the Existing Revolving Credit Note shall be deemed to be references to the Letter Agreement as amended hereby and as further amended from time to time, and the Replacement Revolving Credit Note, respectively.

          4.2          The Company agrees to pay and to save the Bank harmless for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees of counsel to the Bank in connection with preparing this Amendment and the related documents.

          4.3          The Company acknowledges and agrees that the Bank has fully performed all of its obligations under all documents executed in connection with the Letter Agreement and all actions taken by the Bank are reasonable and appropriate under the circumstances and within its rights under the Letter Agreement and all other documents executed in connection therewith and otherwise available. The Company represents and warrants that it is not aware of any claims or causes of action against the Bank, or any of its successors or assigns. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Company and its heirs, successors and assigns, hereby release the Bank and its heirs, successors and assigns from any liability, claim, right or cause of action which now exists or hereafter arises, whether known or unknown, arising from or in any way related to facts in existence as of the date hereof to any agreements or transactions between the Bank and the Company or to any acts or omissions of the Bank in connection therewith or otherwise.

          4.4          Except as expressly amended or replaced hereby, the Company agrees that the Letter Agreement, the promissory notes and all other documents and agreements executed by the

Company in connection with the Letter Agreement in favor of the Bank are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim or defense with respect to any of the foregoing. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Letter Agreement.

          4.5          This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

          4.6          This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

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          IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as of the date first above written.

HASTINGS MANUFACTURING COMPANY By: /s/ Thomas J. Bellgraph Its: Vice-President, Finance

BANK ONE, MICHIGAN By: /s/ Thomas A. Gamm Its: Vice President and Director of Bank One, N.A. Corporate Banking